Exhibit 10.39

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is entered into on September 30, 2005, by and between Ariba, Inc. (“Ariba”), successor in interest to FreeMarkets, Inc. (“FreeMarkets”) (together referred to herein as the “Company”) and David McCormick, (“You”). Your employment with the Company will terminate on September 30, 2005 (“Termination Date”).

1. In exchange for the Separation Benefits (as therein defined) and other payments provided under Sections 4.2 and 4.5 of the FreeMarkets, Inc. Change of Control Separation Plan, as modified by the January 23, 2004 Employment Agreement between You and Ariba, You agree to release the Company (and its affiliates, subsidiaries, successors, predecessors and assigns, past and present; its and their benefit plans and any administrator, fiduciary or service provider with respect thereto (except with respect to any vested benefits thereunder), past and present; and its and their officers, directors, shareholders, owners, employees and representatives, past and present) from any and all claims or causes of action, known or unknown, arising out of or in any way connected with or related to Your employment (or its termination) with the Company, not including, however, any claims that may arise after the execution of this Agreement. Such claims and causes of action covered by this Agreement shall include, but are not limited to, breach of contract, violation of public policy, impairment of economic opportunity, intentional or negligent infliction of emotional harm, or any other tort, or any federal, state, municipal or local statute or ordinance relating to employment, including, but not limited to, any claims or causes of action arising under any federal, state or local laws, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act, 29 U.S.C. §12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq., any common law contract or tort claims now or hereafter recognized, and all claims for counsel fees and costs. You do not release any claim to indemnification or advancement of expenses arising under Ariba’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), or Ariba’s Amended and Restated Bylaws, as amended (the “Bylaws”) or any claim to indemnification or advancement of expenses under applicable State statutes.

2. You acknowledge that neither Ariba nor FreeMarkets nor any other person or entity released by this Agreement has (a) discriminated against You, (b) breached any contract with You, (c) committed any civil wrong (tort) against You, or (d) otherwise acted unlawfully towards You. The Company similarly releases any claims it may have against You except for any claim to repayment of indemnification payments arising under the Certificate or the Bylaws or any claim to repayment of indemnification payments arising under applicable State statutes.

3. You and the Company expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other State), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

4. You warrant that You have returned all Company property, including copies thereof, in Your possession, custody and control. Such Company property includes all Company equipment and materials in Your home office.

5. To clarify, You agree that the only Separation Benefits to which You are entitled are as follows:

a. You will receive a payment of $1,515,000 (less all applicable withholding taxes and other deductions) from the Company within 15 days of the Termination Date.

b. You will receive a payment of $20,422 (less all applicable withholding taxes and other deductions) which represents cash in lieu of thirty-six months of continued medical and dental coverage for You, Your spouse and dependants. Such payment will be made within 15 days of the Termination Date.

c. You will receive a payment of $166,727 (less all applicable withholding taxes and other deductions) from the Company within 15 days of the Termination Date. This amount represents Your final FY05 bonus payment.

d. All stock options granted to You prior to July 1, 2004 will be deemed vested and exercisable as of the Termination Date. This means that, as of the Termination Date, of the grants received by You prior to July 1, 2004 You will be vested in options to purchase a total of 497,128 shares of stock. As of the Termination Date, You will cease vesting in all stock options and restricted shares granted to You on or after July 1, 2004. All stock options and restricted shares that are not vested on or before the Termination Date will be forfeited. The applicable Stock Option Agreements and Restricted Stock Agreements will continue to apply.

e. For the stock options granted to You on or after July 1, 2004, Your vested options to purchase shares of stock will remain exercisable until the date that is three months after the Termination Date. For stock options granted to You before July 1, 2004, Your vested options to purchase shares of stock will remain exercisable until the date that is sixty days after the Termination Date.

6. You represent that You have completely and carefully read this Agreement and understand it, and that You voluntarily accept the terms of this Agreement in exchange for the Separation Benefits and other payments set forth above, which are adequate and satisfactory to You. You represent and warrant that You have not made, or caused to be made, any assignment or transfer of any claim herein being released.

7. You agree, covenant and promise that You have not communicated or disclosed, and will not hereafter communicate or disclose, the terms of this Agreement to any persons with the exception of members of Your immediate family, attorney, accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms. Notwithstanding the foregoing, You are permitted to disclose this Agreement as necessary in connection with Your efforts to obtain post-Ariba employment with the U.S. Government. You

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further agree that You will not disparage the Company or its products or services. This obligation extends to all statements, written or oral, whether intended to be public or private. Notwithstanding the foregoing, Paragraph 7 shall not be construed to impair, restrict, or limit Your ability to fulfill Your responsibilities as a U.S. Government employee.

8. This Agreement contains the entire agreement between the Company and You and, with the exception of the Non-Competition and Confidentiality Agreement executed by You on March 25, 2001, (a copy of which is attached hereto as Exhibit A), which You hereby reaffirm, this Agreement supersedes any and all prior agreements, communications or understandings, whether oral or written, pertaining to the subject matter hereof. You represent and acknowledge that in executing this Agreement, You have not relied upon any representation or statement not set forth herein made by any employee or representative of the Company. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be unenforceable in any respect under the law of any state or of the United States of America, such unenforceable provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The construction, interpretation or performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania other than the conflict of laws provisions of such laws.

9. Nothing contained in this Agreement is an admission or evidence of any wrongdoing or liability on the part of the Company nor of any violation of any federal, state, local or municipal statute, regulation or principle of common law or equity. The Company expressly denies any wrongdoing of any kind in connection with Your employment.

10. You hereby certify that (a) You have read the terms of this Agreement and that You understand its terms and effects, including the fact that You have agreed to release and forever discharge the Company from any legal action arising out of Your employment relationship with Company, the terms and conditions of that employment relationship, and the cessation of that employment relationship; (b) You have signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which You acknowledge as adequate and satisfactory to You and beyond that to which You are otherwise entitled; (c) You have been advised by the Company, through this document, to consult with an attorney concerning this Agreement before signing; (d) You understand that by executing this Agreement, You are not waiving rights or claims that may arise after the date the waiver is executed; (e) the Company has provided You with at least twenty-one (21) days within which to consider whether to sign this Agreement, and that You signed on the date indicated below after concluding that this Agreement is satisfactory to You; (f) You have a right to revoke this Agreement for a period of seven (7) days following the Agreement’s execution by giving written notice to the Company by fax or hand delivery to the attention of the Chief Legal Officer of Ariba; and (g) neither the Company, nor any of its agents, representatives or attorneys have made any representations to You concerning the terms or effects of this Agreement other than those contained herein.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Release Agreement this 30th day of September, 2005.

ARIBA, INC. (ARIBA)	DAVID MCCORMICK (YOU)

By:	/s/ DAVID MCCORMICK

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EXHIBIT A

Non-Competition and Confidentiality Agreement

This Agreement is made by and between FreeMarkets, Inc. (the “Company”) and the undersigned employee (“Employee”), as of the date last signed.

WHEREAS, the Company is engaged in the highly competitive business of developing software for and arranging and conducting electronic auctions throughout the United States and the rest of the world.

WHEREAS, the parties hereto recognize and acknowledge that in the course of Employee’s employment with Company, Employee will acquire or develop certain Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential or proprietary information, whether written (in any tangible medium including in electronic format) or oral, which is connected with the Company’s business, including but not limited to, (1) knowledge, data, property or other matters of a business or technical nature (such as trade secrets, processes, formulas, program documentation, algorithms, source codes, object codes, inventions, techniques, financial and sales data, all plans or strategies for marketing, developing and pricing, contracts, the persons with which such contracts are entered into, and all information concerning clients or customers of the Company, potential clients and or customers of the Company and suppliers or manufacturers); (2) plans for further development; and/or (3) all other information not generally available to the public. Notwithstanding the above, the Employee’s obligation under this Agreement shall not include information which generally becomes public knowledge without any action by the Employee or without Employee’s involvement.

WHEREAS, the parties hereto recognize, and do hereby acknowledge, that the maintenance of secrecy and privacy of Confidential Information is absolutely essential, and are of the utmost importance to the business affairs, value, effectiveness and continuing viable business status of the Company, which the parties recognize as a legal property right of the Company.

NOW THEREFORE, in consideration of the Company agreeing to employ Employee and for other good and valuable consideration, the receipt and adequacy of which the Company and Employee acknowledge, the parties agree as follows:

1. Non-Disclosure of Confidential Information.

(a) Non-Disclosure. Employee agrees that Employee will not, whether within the Company’s organization or otherwise, without the prior written approval of the Company: (i) communicate, publish or disseminate any Confidential Information to any person or entity, except as may be necessary for the performance of Employee’s duties as an employee of the Company; or (ii) use the Confidential Information for Employee’s own account.

(b) Third-Party Confidential Information. Employee agrees to hold all third-party confidential or proprietary information received for or on behalf of the Company in the strictest confidence and do all things necessary for the Company to comply with the provisions of all contracts to which the Company is a party. The Employee agrees not to disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is confidential to others and which the Company has not been authorized to use. Specifically, the Employee certifies that the Employee has not and will not disclose to the Company any confidential or proprietary information belonging to the Employee’s prior employers.

(c) Policies. Employee agrees to abide by policies and rules established from time to time by the Company for the protection of its Confidential Information.

2. Covenant Not to Compete.

In recognition of the special relationship between the parties and the Confidential Information to which Employee will have access, Employee agrees that he will not, without approval in writing by the Company, directly or indirectly, as owner, principal, agent, director, officer, representative, employee, partner, participant, or any other capacity whatsoever, during his employment with the Company and for a period of two years after termination of Employee’s employment with the Company:

(a) work for or offer consulting services to any person or entity engaged in or planning to engage in a business in competition with the Company’s business, or otherwise directly or indirectly compete with the Company;

(b) solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company to divert their business or services from the Company; or

(c) solicit or entice, or attempt to solicit or entice, any employees of the Company to leave the employ of the Company.

For the purposes of this covenant, the term “clients or customers” shall include all persons or entities with whom the Company conducted business at any time within the 18 months prior to termination of employment, or within six months after termination of employment. The term “potential clients or customers” shall include all persons or entities with whom the Company has had contact for the purpose of soliciting business within the six months prior to the termination of employment. The term “business in competition” means any business or enterprise which develops or markets products or services similar to the Company’s. The parties agree that the restrictions contained in this paragraph are reasonable and necessary to protect the legitimate interests of the Company, and that such restrictions will not constitute an undue hardship on Employee.

3. Assignment of Inventions and Original Works.

(a) Assignment; Works Made for Hire. The Employee hereby assigns, and agrees to assign, to the Company or to any party designated by the Company, the Employee’s entire right, title and interest to all Developments made, conceived or first reduced to practice solely or jointly by Employee, whether or not such Developments are patentable, copyrightable or developed during normal working hours, which: (i) were made, conceived or first reduced to practice in the course of performance of Employee’s employment duties, or with the use of the Company’s time, materials, funds or facilities; or (ii) are related to information, technology or investigations of the Company to which the Employee has access as part of work for the Company. The Employee acknowledges that all original works of authorship which are made by Employee within the scope of Employee’s employment and which are protectable by copyright are “works made for hire,” within the meaning of 17 U.S.C. §101.

(b) Retained Inventions. Attached to this Agreement as Exhibit A is a list of all Developments not assigned by Section 3(a) in which the Employee has any right, title or interest and which were written, made or conceived solely or jointly by the Employee prior to Employee’s employment with the Company.

(c) Prompt Disclosure; Duty of Assistance. In connection with any of the Developments assigned by Section 3(a), the Employee will (i) promptly disclose them to the Company and (ii) on the request of the Company, promptly execute an assignment to the Company and do anything else necessary to enable the Company to secure a patent, copyright or other form of protection for such Developments. The Employee waives and releases, to the extent permitted by law, all rights to the Developments assigned to the Company.

(d) Power of Attorney. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

(e) Developments. For purposes of this Agreement, “Developments” mean any idea, invention, improvement, design of a useful article (whether the design is ornamental or otherwise), computer program (including source and object code), data base, documentation and original works of authorship.

4. Employee acknowledges that the Non-Disclosure of Confidential Information, Covenant Not to Compete and Assignment of Inventions and Original Works provisions above are reasonable and necessary to protect the legitimate interests of the Company, and that a violation of any of those provisions will cause irreparable harm to the Company, which will not be remediable by monetary damages. Consequently, in the event Employee violates any of these restrictions, the Company will be entitled to temporary and permanent injunctive relief against Employee. This section shall not limit any other legal or equitable remedies that the Company may have against Employee for violations of these restrictions, including the right to obtain damages upon proof of same. Employee agrees that if the Company prevails in any legal proceeding or action to enforce this Agreement, including proceedings for equitable relief, Employee shall be liable for all of the Company’s attorneys’ fees and costs in connection with such legal proceeding or action. Employee represents that Employee’s experience and capabilities are such that the non-competition provision contained herein will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit an Employee earned with the Company. Any claims asserted by Employee against the Company shall not constitute a defense in any injunction action by the Company to obtain specific enforcement of this Agreement.

5. Employee represents that he/she is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement, or other agreement, covenant, understanding or restriction that would prohibit Employee from executing this Agreement, and from performing fully, and without limitation, Employee’s duties and responsibilities hereunder.

6. Each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant is held unreasonable or unenforceable by law, Employee expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Agreement.

7. Notwithstanding termination of employment by either party for any reason whatsoever, Employee shall nonetheless be bound by all of the provisions of this Agreement.

8. Upon termination of employment with the Company, and regardless of the reason for such termination, Employee will leave with, or promptly return to, the Company all documents, records, notebooks, magnetic tapes, disks or other materials, including all copies, in his or her possession or control which contain Confidential Information of the Company, whether prepared by the Employee or others.

9. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s present or future parents, subsidiaries, divisions and affiliates. This Agreement may be assigned by the Company without the Employee’s consent.

10. This Agreement may not be modified or amended except by a writing executed by the Employee and the President and Chief Executive Officer of the Company. Nothing in this Agreement shall be construed as giving the Employee the right to be retained in the employ of the Company or as altering the Employee’s status as an employee-at-will. Employee’s employment may be terminated by either the Company or Employee at any time and for any reason not contrary to law, with or without cause.

11. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws principles. Any action relating to this Agreement or Employee’s employment by the Company shall be brought exclusively in the state or federal courts of the Commonwealth of Pennsylvania.

12. This Agreement sets forth the entire agreement and understanding between the Employee and the Company with respect to the subject matter of this Agreement and replaces all previous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Employee and the Company.

IN WITNESS WHEREOF, the Company and Employee have entered into this Agreement as of the last date set forth below.

FREEMARKETS, INC.		EMPLOYEE

By:	/s/ JOHN P. LEVIS III	David H. McCormick
	John P. Levis III Senior Vice President & Chief People Officer	Employee’s Name (printed)
/s/ DAVID H. MCCORMICK
Employee’s Signature

Date:	February 1, 2001	Date:	3/25/01

CAUTION TO EMPLOYEE: THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. DO NOT SIGN IT UNLESS YOU HAVE READ IT CAREFULLY AND ARE SATISFIED THAT YOU UNDERSTAND IT COMPLETELY.

EXHIBIT A

TO

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

I represent that I have disclosed on this Exhibit all Developments, as defined in the attached Non-Competition and Confidentiality Agreement, in which I have any right or interest. I agree that any present or future Development not listed in this Exhibit is subject to assignment and vesting under Paragraph 3 of the attached Non-Competition and Confidentiality Agreement. I further agree that under no circumstances will I incorporate in any work that I perform for FreeMarkets, Inc. any of the Developments I have disclosed on this Exhibit without prior written consent of FreeMarkets, Inc.

Brief Description of Development	Right, Title or Interest and Date Acquired

(Employee signature)